EXHIBIT 99.1

Pharma-Bio Serv Announces Results for the Three and Nine Months Ended July 31, 2023

September 14, 2023

DORADO, PUERTO RICO / ACCESSWIRE / September 14, 2023 / Pharma-Bio Serv, Inc. ("Pharma-Bio Serv" or the "Company") (OTCQB:PBSV),  a compliance, project management and technology transfer support consulting firm that provides services to the pharmaceutical, biotechnology, chemical, medical device, cosmetic, food and allied products industries, today announced that net income for the three and nine months ended July 31, 2023 was approximately $0.5 and $1.4 million, respectively, an increase of approximately $0.2 and $0.5 million, when compared to the same periods last year.

Revenues for the three and nine months ended July 31, 2023 were approximately $4.6 and $13.4 million, respectively, a decrease of approximately $0.2 and $1.4 million, respectively, when compared to the same periods last year. Gross profit margin for the three and nine months ended July 31, 2023 increased by 6.4 and 5.3 percentage points, respectively, when compared to the same periods last year.

"We are pleased to report an increase in our net income and continued improvement in gross profit margin for the nine months ended July 31, 2023. While we continue executing our successful strategy to increase the profitability of the company, we are capitalizing on the opportunities in new markets and further developing our strategy to reach new industries, leveraging from additional FDA scrutiny," stated Mr. Sanchez, Chief Executive Officer of the Company.

About Pharma-Bio Serv, Inc.

Pharma-Bio Serv services the Puerto Rico, United States, Europe and Latin America markets. Pharma-Bio Serv's core business is FDA and international agencies regulatory compliance consulting related services. The Company's global team includes leading engineering and life science professionals, quality assurance managers and directors.

Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of Pharma-Bio Serv. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this earnings announcement. Although Pharma-Bio Serv's management believes these expectations, estimates, or projections to be reasonable as of the date of this earnings announcement, forward-looking statements are inherently subject to significant business risks, economic uncertainties, competitive uncertainties, and other factors, which could cause its actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. Important factors that could cause Pharma-Bio Serv's actual results or performance to differ materially from the forward-looking statements include those set forth in the "Risk Factors" section of Pharma-Bio Serv's Annual Report on Form 10-K for the year ended October 31, 2022, and in its other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. Pharma-Bio Serv disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Company Contact:

Pedro J. Lasanta

Chief Financial Officer

787 278 2709

SOURCE: Pharma-Bio Serv, Inc.